Exhibit h(5)

                   AMENDMENT TO THE ADMINISTRATION AGREEMENT,
                     FUND ACCOUNTING AND SERVICES AGREEMENT
                    AND TRANSFER AGENCY AND SERVICE AGREEMENT
                    BETWEEN ALPS MUTUAL FUNDS SERVICES, INC.
                           AND THE LIPPER FUNDS, INC.

     This Amendment to the Administration Agreement, Fund Accounting and Services Agreement and Transfer Agency and Service Agreement between ALPS Mutual Funds Services, Inc. and The Lipper Funds, Inc. (collectively, the "Agreements"), is entered into by and between ALPS Mutual Funds Services, Inc. ("ALPS"), a Colorado corporation, and The Lipper Funds, Inc., a Maryland corporation (the "Company").

     WHEREAS, on April 29, 2002, ALPS and the Company entered into the Agreements whereby ALPS is obligated to perform certain services for investment portfolios of the Company; and

     WHEREAS, the Company and ALPS desire to amend the fees payable to ALPS under the Agreements; and;

     WHEREAS, Lipper & Company, L.L.C., a Delaware limited liability corporation, and Prime Lipper Asset Management, a New York general partnership (collectively, the "Advisers"), the investment advisers for the portfolios in the Company, desire that ALPS should proceed with the conversion of the portfolios from J.P. Morgan Investor Services Co. to ALPS and continue to provide services under the Agreements; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Revision of the Fees Paid to ALPS under the Agreements and Payment of Conversion Fees by the Advisers

     Commencing April 29, 2002, the Company shall pay to ALPS the sum, calculated daily and payable monthly at the annual rate of U.S. Three Hundred and Thirty Six Thousand Dollars (U.S. $336,000), plus the out-of-pocket expenses referenced in the Agreements, for providing its services under the Agreements, such fees to cease once all of the investment portfolios of the Company cease operations. Moreover, the Advisers agree to pay ALPS the sum of U.S. One-Hundred Thousand Dollars (U.S. $100,000) for converting the portfolios from J.P. Morgan Investor Services Co. to ALPS, U.S. Sixteen Thousand Five Hundred Dollars (U.S. $16,500) to be paid no later than May 30, 2002, and the balance to be paid no later than June 30, 2002. ALPS reserves the right to charge such reasonable de-conversion fees as may be applicable, to the extent certain investment portfolios of the Company are reorganized or merged out of the Company and ALPS' services are required to facilitate such reorganization or merger.


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     2. Binding Effect.

     This Amendment shall be binding upon, apply with equal force to and inure to the benefit of the parties and their respective present, former or future subsidiaries, affiliates, parent corporations, and administrators, successors and assigns thereof.

     3. Other.

        (a) This Amendment, together with the terms and conditions of the Agreements not amended by Section 1 above, constitute the sole and complete record of the understandings and agreements of the parties hereto. This Amendment may not be modified except in writing signed by the parties.

        (b) Each of the parties to this Amendment shall take any and all actions reasonably necessary or reasonably requested by a party hereto to ensure compliance with and effectuation of the terms and conditions of this Amendment.

        (c) This Amendment and any disputes hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State Colorado, and the parties hereto agree to submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the District of Colorado for purposes of resolving any such disputes.

        (d) Each party hereto represents and warrants that any and all necessary corporate resolutions authorizing it to settle on the terms set forth herein have been obtained, that each individual executing below on its behalf is duly authorized to do so and that this Amendment is valid, binding and enforceable as to such party.

        (e) This Amendment may be executed in counterparts by the parties and shall be valid and binding on each party as if fully executed all in one copy.

        (f) Unless otherwise expressly provided in this Amendment, the rights and remedies set forth in this Amendment are in addition to, and not in limitation of, other rights and remedies at law or in equity, including those in the Agreements, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

        (g) All notices, requests and other communications concerning this Amendment shall be in writing and shall be delivered by hand, first class mail with postage prepaid, or facsimile transmission:

     If to the Company, to:  The Lipper Funds, Inc.
                             101 Park Avenue, 6th Floor
                             New York, NY 10178
                             Fax: (212) 883-8701
                             Attn: Abraham Bidermenn


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     If to the Advisers, to:   Lipper & Company, L.L.C.
                               Prime Lipper Asset Management
                               101 Park Avenue, 6th Floor
                               New York, NY 10178
                               Fax: (212) 883-8701
                               Attn: Abraham Bidermenn

     If to ALPS to:            ALPS Mutual Funds Services, Inc.
                               370 Seventeenth Street, Suite 3100
                               Denver, Colorado 80202
                               Fax: (303) 623-7850
                               Attention: General Counsel

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ALPS MUTUAL FUNDS SERVICES, INC.            LIPPER & COMPANY, L.L.C
By: _______________________                 By: ________________________________
Title:                                      Title:


THE LIPPER FUNDS, INC.                      PRIME LIPPER ASSET MANAGEMENT
By: _______________________                 By: ________________________________
Title:                                      Title:


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